CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 538 and Amendment No. 541 to the Registration Statement on Form N-1A of EA Series Trust for Sparkline Intangible Value ETF, Sparkline International Intangible Value ETF, Sparkline US Small Cap Intangible Value ETF and Sparkline Emerging Markets Intangible Value ETF and to the use of our report dated July 28, 2025 on the financial statements and financial highlights of Sparkline Intangible Value ETF and Sparkline International Intangible Value ETF, each a series of EA Series Trust. Such financial statements and financial highlights appear in the 2025 Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

                        /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 24, 2025